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KCSA                       Todd Fromer / Garth Russell
CONTACTS:            (212) 896-1215 / (212) 896-1250
                                  tfromer@kcsa.com / grussell@kcsa.com

4Kids Entertainment Reports First Quarter 2007 Results

NEW YORK, May 10, 2007 – 4Kids Entertainment, Inc. (NYSE: KDE), a global provider of children’s entertainment and merchandise licensing, today announced financial results for the quarter ended March 31, 2007.

Net revenues in the first quarter of 2007 totaled $14.9 million, compared to $19.3 million for the same period in 2006. The Company’s net loss for the quarter ended March 31, 2007 was ($0.2) million, or ($0.02) per diluted share, as compared to net income of $1.5 million, or $0.12 per diluted share, for the first quarter of 2006 (consisting of income from continuing operations of $1.6 million, or $0.12 per diluted share, and a loss from discontinued operations of ($0.1) million, or $(0.00) per diluted share). The Company reports the results of Summit Media, its media buying subsidiary, as a discontinued operation since its operations ceased in June 2006.

Our first quarter results were positively impacted by licensing revenues associated with the successful theatrical release of the new Teenage Mutant Ninja Turtles movie, ‘TMNT’, on March 23rd and by our recognition of the 2007 minimum guarantee under the Cabbage Patch Kids master toy license agreement. However, the increases in Turtles and Cabbage Patch Kids licensing revenue were not sufficient to offset decreased revenues year-over-year from our mature properties such as Yu-Gi-Oh! and Winx Club and lower than expected contributions to revenue from our newer properties. During the first quarter, we also began to see some of the effects of last year’s cost-cutting initiatives with total costs and expenses for the quarter down by approximately $750,000 even after taking into account approximately $700,000 in costs incurred in the first quarter of 2007 attributable to our new trading card company, TC Digital Games and our new website venture, TC Websites,” said Alfred R. Kahn, 4Kids Entertainment’s Chairman and Chief Executive Officer.

“Looking to the future, we are excited by the upcoming release of the “Chaotic” trading card game to comic and hobby stores in late June and by the launch of its companion website, www.chaoticgame.com. Unlike previous trading card properties that we represented as a licensing agent, “Chaotic” cards will be produced by TC Digital Games and, therefore, we will receive a higher percentage of revenue from “Chaotic” card sales. We will also be announcing several new animated series that will be part of our line-up for the 2007-2008 broadcast season,” Mr. Kahn concluded.

About 4Kids Entertainment

Headquartered in New York City with an international office in London, 4Kids Entertainment, Inc. (NYSE: KDE), is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; product development; television, film, music and home video production and distribution; and Web site development. For further information, please visit the Company’s Web sites at www.4KidsEntertainment.com and www.4Kids.TV.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.

(Tables follow)

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
March 31, 2007 AND DECEMBER 31, 2006
(In thousands of dollars, except share data)

Assets	2007	2006
Current assets:
Cash and cash equivalents	$ 17,341	$ 18,066
Investments	94,320	92,910

Total cash, cash equivalents and investments	111,661	110,976

Accounts receivable - net	21,863	27,944
Prepaid income taxes	6,625	5,924
Prepaid expenses and other current assets	5,150	3,916
Current assets from discontinued operations	305	326
Deferred income taxes	688	707

Total current assets	146,292	149,793

Property and equipment - net	2,107	2,126

Other assets:
Accounts receivable - noncurrent, net	220	138
Investment in unconsolidated affiliate	2,741	2,702
Film and television costs - net	15,306	14,827
Non-current assets from discontinued operations	1,351	1,333
Deferred income taxes - noncurrent	1,488	1,733
Other assets - net	10,463	8,743

Total assets	$179,968	$181,395

Liabilities and stockholders' equity

Current liabilities:
Due to licensors	$ 7,824	$ 6,536
Accounts payable and accrued expenses	12,882	14,317
Current liabilities from discontinued operations	24	20
Deferred revenue	3,963	5,014

Total current liabilities	24,693	25,887

Deferred rent	704	771

Total liabilities	25,397	26,658

Commitments and contingencies
Stockholders' equity
Preferred stock, $.01 par value - authorized, 3,000,000 shares; none issued	--	--
Common stock, $.01 par value - authorized, 40,000,000 shares;
issued, 14,933,718 and 14,933,218 shares; outstanding 13,183,718 and
13,183,218 shares in 2007 and 2006, respectively	149	149
Additional paid-in capital	62,865	62,859
Accumulated other comprehensive income	1,362	1,329
Retained earnings	123,444	123,649

	187,820	187,986
Less- cost of 1,750,000 treasury shares in 2007 and 2006	33,249	33,249

	154,571	154,737

Total liabilities and stockholders' equity	$179,968	$181,395

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES   CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) THREE MONTHS ENDED MARCH 31, 2007 AND 2006 (In thousands of dollars, except share data)

	Three Months Ended March 31,
	2007	2006
Net revenues	$ 14,931	$ 19,253

Costs and expenses:
Selling, general and administrative	8,963	8,277
Production service costs	1,780	2,876
Amortization of television and film costs	1,687	1,646
Amortization of 4Kids TV broadcast fee	4,419	4,808

Total costs and expenses	16,849	17,607

(Loss) income from operations	(1,918)	1,646

Interest income	1,087	887

(Loss) income before income taxes	(831)	2,533

(Benefit from) provision for income taxes	(677)	905

Loss from unconsolidated operations - net of a tax benefit of $42	(51)	--

(Loss) income from continuing operations	(205)	1,628

Loss from discontinued operations	--	(80)

Net (loss) income	$ (205)	$ 1,548

Per share amounts:
Basic (loss) earnings per common share
Continuing Operations	$ (0.02)	$ 0.12
Discontinued Operations	0.00	0.00

Basic (loss) earnings per common share	$ (0.02)	$ 0.12

Diluted (loss) earnings per common share
Continuing Operations	$ (0.02)	$ 0.12
Discontinued Operations	0.00	0.00

Diluted (loss) earnings per common share	$ (0.02)	$ 0.12

Weighted average common shares
outstanding - basic	13,183,279	13,076,896

Weighted average common shares
outstanding - diluted	13,183,279	13,368,231